AMENDED AND RESTATED

SUPPLY AGREEMENT

BETWEEN

PLANTEX USA, INC.

AND

PUREPAC PHARMACEUTICAL CO.

DATED: APRIL 26, 2004

TABLE OF CONTENTS

RECITALS 3

1. DEFINITIONS 4

2. SUPPLY OF API 14

3. DMF REGISTRATION AND ACCESS 22

4. FORECASTS AND PURCHASE ORDERS FOR API 22

5. PURCHASE PRICE; PAYMENTS AND ADJUSTMENTS 24

6. SHIPMENT OF API 33

7. QUALITY CONTROL AND PRODUCT ACCEPTANCE 33

8. PRODUCT COMPLAINTS AND RECALLS 39

9. THE LITIGATION 40

10. INTELLECTUAL PROPERTY 43

11. WARRANTIES 45

12. INDEMNIFICATIONS 48

13. CONFIDENTIALITY 51

14. AUDITS 52

15. RELATIONSHIP OF PLANTEX AND PUREPAC 54

16. TERM AND TERMINATION 56

17 FORCE MAJEURE 58

18. TEVA API PATENT RIGHTS AND DAMAGES 59

19. NOTICES 59

20. EXECUTION OF ALL NECESSARY ADDITIONAL DOCUMENTS 61

21. WAIVER 61

22. ASSIGNMENT AND AMENDMENT 61

23. ENTIRE AGREEMENT 62

24. GOVERNING LAW AND JURISDICTION 63

25. SEVERABILITY 64

26. COUNTERPARTS 64

SCHEDULE A 66

SCHEDULE B 67

SCHEDULE C 95

AMENDED AND RESTATED SUPPLY AGREEMENT (this "Agreement") made as of April 26, 2004, between PLANTEX USA, INC., a corporation incorporated and existing under the laws of the State of New Jersey with its principal offices at 2 University Plaza, Suite 305, Hackensack, New Jersey 07601 (hereinafter called "Plantex"), and PUREPAC PHARMACEUTICAL CO., a corporation incorporated and existing under the laws of the State of Delaware with its principal offices at 200 Elmora Avenue, Elizabeth, New Jersey 07207 (hereinafter called "Purepac");

Defined terms used in this Agreement shall have the meanings set forth in Section 1 hereof, except as otherwise expressly provided herein.

RECITALS:

WHEREAS, Plantex and Purepac are parties to a certain Supply Agreement dated August 9, 1999 (the "Supply Agreement"), as previously amended by amendments thereto dated March 29, 2000, November 4, 2000, June 18, 2001, January 24, 2003 and September 5, 2003 (as so amended, the "Original Agreement"); the parties desire to further amend the Original Agreement; and in order to set forth in one document, for the convenience of the parties, the text of the Original Agreement as amended by the amendments to be made hereby, the Original Agreement will, upon execution hereof, be amended and restated to read in full as set forth herein;

WHEREAS, Purepac's Affiliate, Alpharma, Inc. ("ALO") and Plantex's Affiliate, Teva Pharmaceutical Industries Ltd. ("Teva"), are concurrently with the execution of this Agreement entering into a certain Selective Waiver Agreement (the "Waiver Agreement");

WHEREAS, this Agreement shall not become effective until the execution of both this Agreement and the Waiver Agreement by all pertinent signatories;

WHEREAS, Plantex is engaged in the business of manufacturing and selling the Active Pharmaceutical Ingredient (as hereinafter defined);

WHEREAS, Purepac is engaged in the business of manufacturing and selling finished pharmaceutical products; and

WHEREAS, Purepac wishes to purchase the Active Pharmaceutical Ingredient from Plantex for its use in the manufacture of the Finished Products which are to be sold and/or distributed in the Territory, and Plantex is willing to supply such API (as such terms are hereinafter defined) to Purepac on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS:

1.1 For the purposes of this Agreement the following terms shall have the following meanings:

"Adverse Drug Event" shall mean any experience with any of the Finished Products which may adversely impact the Marketing Authorization and which shall include any unfavorable, unusual or unwanted signs, symptoms, or laboratory values (whether or not considered drug related) experienced by a patient or customer that may be attributable to the Active Pharmaceutical Ingredient.

"Affiliate" shall mean, with respect to either party, all entities which, directly or indirectly, control, are controlled by, or are under common control with such party. For the purpose of this definition, "control" of a corporation or other business entity shall mean direct or indirect beneficial ownership of greater than fifty percent (50%) of the voting interest in, or a greater than fifty percent (50%) interest in the equity of, or the right to appoint more than fifty percent (50%) of the directors or management of such corporation or other business entity, or the power to direct or cause the direction of the management and policies of such corporation or other business entity whether by ownership of voting securities, by contract or otherwise.

"ALO" shall have the meaning set forth in the recitals hereto.

"ANDA" shall mean Abbreviated New Drug Applications No. 75-350 and No. 75-694 filed with the FDA by Purepac for Marketing Authorization for the Products.

"API" or "Active Pharmaceutical Ingredient" shall mean the gabapentin developed, manufactured and provided in bulk for the formulation of Products described in Schedule A hereto.

"Authorized Generic Product" shall mean a finished pharmaceutical product for sale in the prescription drug marketplace as a generic to Neurontin® that contains the same active ingredients in the same dosage form and strength as any Product and which is either supplied by, or sold under a license from, Pfizer, Inc. or its successors in interest.

"Batch" shall mean, with respect to API, a separate and distinct quantity of API processed under continuous and identical conditions and designated by a batch number.

"Capsule Products" shall mean those Finished Products set forth in Section A of Schedule A hereto.

"Certificate of Analysis" shall mean a document, which is dated and signed by a duly authorized representative of the quality control or quality assurance department of Plantex, certifying that a Batch of API meets all Specifications.

"cGMP" shall mean current good manufacturing practices as required by the rules and regulations of the FDA.

"Competing Product" shall mean any finished pharmaceutical product for sale in the prescription drug marketplace that contains the same active ingredients in the same dosage form and strength as any Product, other than

(a) Products sold by ALO or Teva, or their respective Affiliates pursuant to this Agreement or the Waiver Agreement, or

(b) finished pharmaceutical products sold under the brand name Neurontin®; or

(c) an Authorized Generic Product.

For example, this would exclude any 100 mg, 300 mg and 400 mg gabapentin tablets that may be approved for marketing in the Territory.

"Confidential Information" shall mean and include all information which may be disclosed by either party to the other party either pursuant to this Agreement or pursuant to any preceding agreement concerning any of the API or Finished Products, any technology, marketing strategies or business of such party, including that relating directly to any of the API or Finished Products, and any technology generated by either party as a result of the rights granted and obligations arising under this Agreement but shall not include information which the receiving party can show:

(1) either is or becomes available to the public other than as a result of the disclosure by the receiving party; or

(2) at the time of receipt is already in the possession of the receiving party or becomes lawfully available to the receiving party on a non-confidential basis from a third party entitled to make that disclosure.

"DMF" shall mean the drug master file covering the analysis and manufacturing of the API which was filed with the FDA by Plantex on November 12, 1997 (DMF Number 12-736), as the same may be updated by Plantex from time to time, subject to the conditions of this Agreement, comprising any and all technical information, including, without limitation, analytical methods, stability and pharmaceutical data and manufacturing processes with respect to the API in the possession of Plantex.

"Exclusivity Period" shall mean, independently for Capsule Products and Tablet Products, the period commencing with the first commercial sale of such Finished Product in the Territory and ending on the earlier of (i) one hundred and eighty (180) days after such date or (ii) the date of a commercial sale of a Competing Product in the Territory.

"FDA" shall mean the U.S. Food and Drug Administration, or any successor body.

"Final API Price" shall have the meaning set forth in Section 5.5 hereof.

"Final Payment" shall have the meaning set forth in Section 5.5 hereof.

"Finished Product" shall mean each of the Products containing the API supplied by or on behalf of Plantex that is A-B Rated to Neurontin® manufactured by or on behalf of Purepac or Purepac Designees.

"First API" shall mean the approximately ****MT of API referred to in the amendments to the Supply Agreement dated January 24, 2003 and September 5, 2003.

"First API Base Price" shall have the meaning set forth in Section 5.2 hereof.

"Fiscal Year" shall mean the twelve-month period commencing on July 1st of each year and ending on June 30th, or any other twelve (12) month period designated as the fiscal year of Purepac.

"FOB" shall have the meaning set forth in the Incoterms.

"482 Patent" shall mean U.S. Patent No. 6,054,482.

"GAAP" shall mean United States generally accepted accounting principles, consistently applied.

"Incoterms" shall mean the 2000 edition of the International Commercial terms published by the International Chamber of Commerce, as may be amended or modified from time to time.

"Initial Period" shall have the meaning set forth in Section 2.1 hereof.

"Intellectual Property Rights" shall include all rights and interests, vested or arising out of any patent, copyright, design, trade mark, trade secrets or goodwill whether arising from common law or by statute or any right to apply for registration under a statute in respect of those or like rights.

"Launch Date" shall mean the date of the first commercial sale by Purepac or a Purepac Designee of a Finished Product in the Territory to an unaffiliated third party in an arms-length transaction.

"Litigation" shall mean the action entitled Warner-Lambert Company v. Purepac Pharmaceutical Co., and Purepac Inc., Civil Action No. 98-2749 (JCL) [D.N.J.] which was filed by Warner-Lambert Company (now Pfizer, Inc.) against Purepac on June 11, 1998 or any other action involving the 482 Patent arising out of a launch in the Territory by Purepac and/or a Purepac Designee of a Product.

"Marketing Authorization" shall mean, with respect to any of the Finished Products, the grant of registration approval from the FDA necessary to permit the manufacture, storage, promotion, sale and marketing of such Finished Product in the Territory.

"MT" shall mean metric tons.

"Net Sales" shall mean the gross invoiced sales price for each Finished Product sold on an arms-length basis by Purepac or any Purepac Designees to unaffiliated third parties in the Territory during the payment period, less,

(1) any statutory or contractual liability for rebates for such Finished Products to be paid to or for the benefit of any government entity including, but not limited to, rebates to be paid pursuant to the Medicaid rebate legislation and state and local government rebate programs;

(2) cash discounts for prompt payment of invoices for such Finished Products by customers consistent with the historical experience of the party's business;

(3) any liability to customers for rebates or fees (including, but not limited to, administrative and promotional fees) for such Finished Product consistent with the historical experience of the party's business;

(4) any adjustments granted to customers for repayments, allowances or credits for rejected Finished Product, retroactive price adjustments (e.g., floorstock adjustments), reprocurement fees, damaged Finished Product, promotional allowances, chargebacks, or other customary discounts and deductions directly related to such Finished Products and required to be accrued in accordance with GAAP, consistent with the historical experience of the party's business; and,

(5) **** percent (****%) of the gross invoiced sales price for such Finished Product to cover returns and expired Finished Product.

The above deductions from gross invoiced sales price shall be accrued in accordance with GAAP, with the exception of subsection (5) above. All such accruals shall be subject to further "true up" pursuant to Section 5.9 hereof. Any discount, purchase of services, allowance, adjustment, rebate, management fee, wholesaler charge back or similar credits or accommodations for Finished Product that is given to a customer due to the purchase of a service or product, other than Finished Product (including, without limitation, a loss-leader bundling arrangement), shall not be taken into consideration for the calculation of Net Sales.

"New API" shall have the meaning set forth in Section 2.1 hereof.

"New API Base Price" shall have the meaning set forth in Section 5.1 hereof.

"Objection Notice" shall have the meaning set forth in Sections 7.5 and 7.6 hereof.

"Other API Base Price" shall have the meaning set forth in Section 5.4 hereof.

"Period of Non-Supply" shall have the meaning set forth in Section 2.3 hereof.

"Product" shall mean each of the finished generic pharmaceutical products for the prescription drug marketplace containing the API that is A-B Rated to Neurontin®, as set forth in Schedule A hereto.

"Purchase Order" shall mean a written purchase order for API submitted to Plantex by Purepac in compliance with all of the requirements of this Agreement, including, without limitation, containing such ordered quantity of API and requested delivery dates as are consistent with the forecasting requirements of Section 4 hereof and other good faith obligations hereunder, and which purchase order shall (subject to the other provisions of this Agreement) be deemed firm, irrevocable and binding on Purepac and Plantex.

"Purepac Designee" shall mean any Affiliate of Purepac and their respective licensees, distributors and similarly situated entities designated by or on behalf of Purepac.

"Regulatory Authority" shall mean any and all bodies and organizations, including, without limitation, the FDA, regulating the manufacture, storage, promotion, importation, distribution, marketing, use and sale of API and Finished Products in the Territory.

"Second API" shall mean the ****MT of API originally referred to in Purepac's Purchase Order Number PO38229 dated August 19, 2003.

"Second API Base Price" shall have the meaning set forth in Section 5.3 hereof.

"Specification" shall mean, with respect to API, the specification contained in Schedule B hereto and the **** specification of **** as tested pursuant to Purepac's **** test in its ANDA, to be identified by Purepac within three business days from the date of this Agreement from one of the two tests annexed hereto as Part Two to Schedule B hereof, (the "Purepac **** Test"), or as otherwise mutually agreed upon by Purepac and Plantex.

"Tablet Products" shall mean those Finished Products set forth in Section B of Schedule A hereto.

"Territory" shall mean the U.S..

"Teva" shall have the meaning set forth in the recitals hereto.

"Teva USA" shall mean Teva Pharmaceuticals USA, Inc.

"Third Party Price" shall mean a bona-fide price in U.S. Dollars/kg to sell API to Purepac for use in its Products, as presented to Purepac in a firm written quotation from a third party, which API is the subject of a currently qualified DMF referenced in a approvable (as designated by the FDA), tentatively approved, or approved, ANDA.

"U.S." means the United States of America and its territories, districts and possessions, and the Commonwealth of Puerto Rico.

"Waiver Agreement" means that certain Selective Waiver Agreement of even date herewith between Teva and ALO.

"Wind-down Quantities" shall have the meaning set forth in Section 2.6 hereof.

1.2 In this Agreement:

(a) The headings used in this Agreement are intended for guidance only and shall not be considered part of the this written understanding between the parties and

(b) words specifying a gender shall include any gender.

2. SUPPLY OF API

2.1 (a) In accordance with the terms and subject to the conditions of this Agreement, Plantex shall supply Purepac and Purepac shall purchase from Plantex, the requirements of Purepac and the Purepac Designees for API for their validation and commercial manufacture of the Finished Products to be sold or distributed in the Territory. In addition to the ****MT of the Second API that Purepac presently has in its possession, Purepac shall purchase from Plantex during the period commencing April 2004 through December 2004 (the "Initial Period") the quantity of API set forth in the schedule below (collectively, the "New API"). Plantex shall ship the New API to Purepac on the thirtieth (30th) day of each month set forth in such below schedule; provided, however, that at Plantex's option it may ship the New API and Purepac shall purchase same on a commercially reasonable accelerated basis determined by Plantex.

2004
April	****MT
May	****MT
June	****MT
July	****MT
August	****MT
September	****MT
October	****MT
November	****MT
December	****MT

(b) From and after the Initial Period in accordance with the provisions of this Agreement, Plantex shall supply Purepac with its and the Purepac Designees aggregate requirements of additional API pursuant to Purchase Orders. Purchases of all API hereunder shall be at the respective prices set forth in Section 5 hereof.

2.2 Except as otherwise specifically provided for in this Section 2.2, Purepac's purchase of API from Plantex and Plantex's supply to Purepac will be on a non-exclusive basis, provided however, that:

(a) subject to the provisions set forth in Section 2.3 hereof, and subsection (b) below, Purepac shall purchase from Plantex not less than **** percent (****%) of its and the Purepac Designees aggregate commercial requirements of API for each fiscal year during the term of this Agreement;

    during the Initial Period, except as otherwise expressly provided, Purepac (for itself and all the Purepac Designees) shall purchase API exclusively from Plantex, and Plantex shall supply to Purepac (including the Purepac Designees), the New API according to the schedule set forth in Section 2.1(a) hereof. Plantex shall provide reasonable advance notice to Purepac of the date upon which Teva USA will have available to it, from any source, an aggregate amount of API equivalent to the aggregate amount of API shipped by Plantex to Purepac and the Purepac Designees (including the **** MT of the Second API); at such time Plantex shall also notify Purepac of its then current forecast capacity for the Territory for the use of the parties hereunder for the subsequent year. When Teva USA has received for the Territory an aggregate amount of API equivalent to the aggregate amount of API shipped by Plantex to Purepac and the Purepac Designees (including the **** MT of the Second API), Purepac shall have the right to issue a Purchase Order, for shipment during a designated calendar month during the Initial Period for additional amounts of API of up to **** percent (****%) of that portion of Plantex's API capacity then available to Teva USA for the Territory which exceeds **** times the amount of API allotted to Purepac for such calendar month as set forth in the schedule in Section 2.1(a) hereof. As such additional amounts become available, Plantex shall promptly notify Purepac. Plantex agrees to cooperate in good faith with Purepac to deliver the above additional amounts of API to Purepac as soon as practicable and as part of its regular API production in accordance with the production capacity notified to Purepac; and

    if, however, during any month of the Initial Period, Purepac desires to purchase quantities of API in excess of the amounts set forth above in Section 2.2(b) hereof, Purepac shall provide Plantex with written notice thereof setting forth the additional desired quantities in a proposed purchase order. Plantex shall have the right, but not the obligation, to supply such additional quantities or portions thereof. If it decides to supply less than all of such additional quantities, Purepac shall not be restricted from buying such remaining quantities from a third party.

2.3 Notwithstanding the foregoing Section 2.2, during any period in which Plantex for any reason, other than a breach of this Agreement by Purepac, fails to timely ship the specific quantities set forth in Section 2.1(a) hereof or as set forth in Purchase Orders hereunder (a "Period of Non-Supply"), Purepac shall be entitled to purchase from a third party such deficiency only and, as a result, Purepac's obligation to purchase **** percent (****%) or **** percent (****%), as the case may be, of Purepac's and the Purepac Designees requirements of API from Plantex for the fiscal year or years in which the Period of Non-Supply occurs shall be decreased by the amount of such deficiency purchased from such third party. Nothing in this Section 2.3 shall in any way be deemed to limit or restrict Purepac's right, if any, to terminate this Agreement, to the extent otherwise permitted by the provisions of Section 16, it being understood, however, that Plantex shall not be considered in default if it fails to ship during any month an amount of up to **** percent (****%) of the aggregate amount for any Purchase Orders hereunder (including as set forth in the Schedule in Section 2.1(a) hereof), provided that, any such shortfalls are equally shared by Teva USA based upon its then current order for API.

2.4 Subject to the following conditions of this Section 2.4, Plantex shall not be restricted or otherwise limited in any way from selling API to any other parties for any purpose:

(a) nothing in this Section 2.4 shall in any way limit or reduce any obligations of Plantex to meet all of its obligations to supply API to Purepac in accordance with the terms of this Agreement;

(b) in the event that Plantex, at any time and for any reason, shall be unable to fill, on a timely basis, any Purchase Order (including deemed orders pursuant to Section 4.2 hereof) for API of Purepac (issued in accordance with the requirements of this Agreement) and any purchase order for API of third parties issued during the term of this Agreement, then Plantex shall first supply the API under Purchase Orders for Purepac before supplying API under orders of any such third party; provided, that notwithstanding the foregoing, for purposes of this provision neither Teva nor any of its Affiliates shall be deemed third parties, and therefore if Plantex cannot fill both the purchase orders of Teva and its Affiliates for API and the Purchase Orders of Purepac, then (i) for API to be used in Products intended for sale in the Territory during the Exclusivity Period, the shortfall shall be allocated upon consideration of the then total API inventory for the Territory of Purepac and its Affiliates, on the one hand, and Teva USA, on the other hand, such that each ends up with the same total inventory amount of API following the allocation (e.g. if one such party has ten (10) tons of API less than the other such party in inventory, ten (10) tons of API would be allocated to it first, then the rest of the available API would be allocated equally between such parties) and (ii) for API to be used in Products intended for sale in the Territory after the Exclusivity Period, Purepac and its Affiliates, on the one hand, and Teva USA, on the other hand, shall be provided with such limited supply of API in the same proportion as the API used in Finished Products sold in the Territory by Purepac and the Purepac Designees during the then preceding six (6) month period bears to the API used in Product sold in the Territory by Teva USA and its designees during such preceding six (6) month period.

2.5 Purepac represents and warrants to Plantex that the quantity of all API delivered or to be delivered to Purepac during the Initial Period is Purepac's good faith estimate of its (and the Purepac Designees) requirements for API to be processed into Finished Product for sale in the Territory during the Exclusivity Period. If notwithstanding such good-faith estimate Purepac or its Affiliates decide not to, or are otherwise unable to (including as a result of an event of force majeure) process any of such API in a timely manner so that such API can be sold as Finished Product in the Territory during the Exclusivity Period, then it shall immediately offer to return such unprocessed API to Plantex and Plantex shall have the right to accept such return and credit to Purepac all amounts received in payment therefor. Further, Purepac covenants to process only so much of such API into Finished Product that it, in good faith, reasonably estimates it shall sell in the Territory during the Exclusivity Period.

2.6 In the event an injunction, restraining order or similar judicial relief, as well as a final non-appealable decision or judgment entered by an appropriate court is entered (the "Entry Date") against Purepac or any of its Affiliates prohibiting Purepac from manufacturing, marketing or selling Products in the Territory, then notwithstanding any other provision of this Agreement to the contrary, Purepac will be required to pay Plantex for all API ordered through the end of the calendar month following the month in which the injunction, order, relief, decision or judgment is entered (the "Wind-down Quantity"), payable **** percent (****%) within sixty (60) days of the Entry Date and the remaining **** (****%) percent within one hundred and eighty (180) days of the Entry Date, and thereafter unless the parties otherwise mutually agree all further purchase requirements under this Agreement will be suspended until the vacating of such injunction, order or relief (at which time Plantex shall deliver, within a reasonable time thereafter, the Wind-down Quantities to Purepac). Likewise, in the event of the foregoing or similar judicial action, order, decision, relief or adverse decision or ruling of a court against or effecting Plantex or its Affiliates, Plantex may immediately suspend all further shipments of API to Purepac and the Purepac Designees and all further purchase requirements under this Agreement will be suspended until the vacating of such injunction, order or relief and, notwithstanding any other provision of this Agreement to the contrary, Purepac shall pay Plantex for all unpaid orders within one hundred and eighty (180) days thereafter. To the extent that any amount of the ****MT of API referred to in Section 5.2(b) hereof has not yet been delivered to Purepac at the time any such Entry Date, all amounts paid for such portion of the ****MT of API yet to be delivered shall be offset against up to **** percent (****%) of the amounts payable for the Wind-down Quantities, with the balance of the payment for the Wind-down Quantities to be paid within the period set forth above in this Section 2.6. Any such off-set amount shall be paid by ALO to Plantex upon the delivery of such balance of said ****MT of API.

3. DMF REGISTRATION AND ACCESS

Plantex, at its sole cost, has filed and will maintain the DMF covering its API, in accordance with the requirements of the FDA, and will permit Purepac to review the DMF, excluding, where Plantex deems appropriate, proprietary manufacturing process information. Plantex will provide Purepac with an access letter referencing the DMF in order to allow Purepac to process its ANDA, and shall not withdraw or rescind the access letter during the term~~s~~ of this Agreement. Plantex shall obtain Purepac's prior written consent, which consent shall not be unreasonably withheld, if Plantex decides to update the DMF before the earlier of (i) December 31, 2004 and (ii) the date Purepac receives final approval for the Tablet Product. Thereafter, Plantex may, from time to time, update the DMF, provided, however, to the extent that any such update has a material adverse effect on the regulatory status or timing of the ANDA, or the Litigation, it will notify Purepac of any such updates in writing not later than thirty (30) days prior to the intended update.

4. FORECASTS AND PURCHASE ORDERS FOR API

4.1 Commencing on the earlier of (i) September 15, 2004 and (ii) fifteen (15) days following the Launch Date, Purepac shall provide Plantex with its good faith forecast of its anticipated monthly requirements for API for the twenty-four (24) calendar months following the Initial Period. Beginning on or before December 1, 2004, and every three (3) months thereafter during the term, on or before the fifteenth day of such applicable month, Purepac shall provide Plantex with a good faith forecast of its anticipated requirements for API for the twenty-four (24) month period beginning with the calendar month thereafter and a binding Purchase Order for the three (3) months starting with the first calendar month immediately following the date of the forecast. The Purchase Orders for each of the first three (3) months of each forecast may not be for an amount less than **** percent (****%) or greater than **** percent (****%) of the immediately preceding forecast for each such three (3) month period; provided, however, that in no event shall Plantex be obligated to supply to Purepac such quantity of API that would result in the shortfalls referred in Section 2.4(b) hereof.

4.2 Each Purchase Order shall specify the quantities of API to be shipped to Purepac on or before the fifteenth (15th) of such month or by air at the end of the month (however, for the quantities set forth in Section 2.1(a) hereof, shipment shall be made by air by the thirtieth (30th) of the month); provided, however, that (a) where the terms or conditions of any such Purchase Order is in conflict with or in addition to the terms and conditions of this Agreement, this Agreement, and not the terms and conditions set forth in the Purchase Orders, shall govern the purchase and sale of API under this Agreement; and (b) even if Purepac fails to timely place Purchase Orders for the New API, or for the first quarter of any forecast, Purchase Orders shall be deemed to have been made for same, for shipment in accordance with the Schedule set forth in Section 2.1(a) hereof and for the applicable month in the first quarter of the pertinent forecast.

4.3 To the extent practicable, Plantex shall fill Purchase Orders for API placed by Purepac from full batches of API, which shall comprise the maximum API batch size (currently about **** kilograms) supplied to Teva, a Teva Affiliate, or unaffiliated third parties.

5. PURCHASE PRICE; PAYMENTS AND ADJUSTMENTS

Plantex and Purepac agree that the following price and payment terms shall supercede all prior agreements regarding API pricing and payment terms whether such API has previously been delivered or will subsequently be delivered, and all purchase orders for API outstanding as of the Effective Date are hereby superceded and replaced by the delivery schedules and payment terms provided for in this Agreement.

5.1 Except as set forth below or pursuant to Section 2.6 hereof, the base price for each shipment of the New API and any orders for additional API during the Initial Period shall be $****/kg (the "New API Base Price") payable (i) $****/kg within thirty (30) days after receipt of such shipment by Purepac and (ii) $****/kg upon the earlier of (x) the date Finished Products utilizing such API is launched and (y) July 1, 2005.

5.2 The base price for the First API is $****/kg (the "First API Base Price"). The following is the status of the First API:

    The First API Base Price for ****MT of the First API has been paid in full by Purepac. Plantex shall accept the return of such ****MT of the First API, and the first ****MT of the New API shall be in replacement of such returned ****MT of the First API. Except as set forth in Section 5.5 hereof, Purepac shall have no obligation to pay any further sums therefore.

    With respect to the remaining ****MT of the First API, a balance of $**** of the First API Base Price is outstanding. Purepac shall pay to Plantex such balance of $**** on ****. Plantex shall accept the return of such ****MT of the First API (which API shall be shipped by Purepac to Plantex in a manner consistent with industry standards), and ****MT of the New API shipped in each of **** and ****, and ****MT of the New API shipped in **** shall be in replacement of such returned ****MT of the First API. Except for the above $**** balance payment of the First API Base Price and as set forth in Section 5.5 hereof, Purepac shall have no obligation to pay any further sums therefor.

5.3 The base price for the Second API is $****/kg (the "Second API Base Price"). The Second API Base Price shall be payable (i) $****/kg within sixty (60) days after receipt of such shipment by Purepac, (ii) $****/kg upon the later of (x) one hundred eighty (180) days after receipt of such shipment by Purepac or (y) July 31, 2004 and (iii) $****/kg upon the earlier of (x) the date Finished Products utilizing such shipment are launched and (y) December 31, 2005. Plantex has already delivered to Purepac ****MT of the Second API. The **** through **** MT of the New API shall be considered the remaining ****MT of the Second API. The Second API shall also be subject to the provisions of Section 5.5 hereof.

5.4 The base price for all other amounts of API shipped to Purepac and the Purepac Designees hereunder (the "Other Base Price") shall be $****/kg payable (i) $****/kg within sixty (60) days after the date of receipt of such shipment by Purepac and (ii) $****/kg within one hundred and eighty (180) days after the date of receipt of such shipment.

5.5 The final price for each shipment of API sold hereunder by Plantex to Purepac, (the "Final API Price"), shall be as follows:

(a) With respect to Finished Product that is the equivalent dosage form for ****MT of API, which Finished Product is sold during the Exclusivity Period, the Final API Price shall be **** percent (****%) of Net Sales of such Finished Product.

(b) With respect to the Finished Product that is the equivalent dosage form for any API in excess of the initial ****MT of API, which Finished Product is sold during the Exclusivity Period, the Final API Price shall be **** percent (****%) of Net Sales of such Finished Products.

(c) With respect to Finished Products sold after the Exclusivity Period, the Final API Price for the API for such Finished Products for each six (6) consecutive month period of the term hereof commencing with the first day of the end of the Exclusivity Period shall be set by the mutual written agreement of the parties provided that should the parties fail to agree upon a price by the commencement of each such six (6) month period, then the Final API Price for API for the given six (6) month period will be set at the price charged by Plantex to Purepac during the immediately preceding six (6) month period (the "Prior Price"). Notwithstanding the immediately preceding sentence Plantex agrees that it will match Third Party Prices for API after the Exclusivity Period or proportionally release Purepac from its obligations to purchase such API as follows: in the event that Purepac obtains a Third Party Price for API that is to be delivered to it more than three (3) months in the future, and such Third Party Price is for an amount of API in excess of **** percent (****%) of Purepac's forecasts hereunder for such period then Purepac shall provide Plantex with a copy of such Third Party Price firm written quotation and Plantex shall either (a) release Purepac to purchase such quantity of API from such third party pursuant to such Third Party Price or (b) meet such Third Party Price for such quantity of API. Notwithstanding the immediately preceding provision of this Section 5.5(c), and without limiting the provisions of Section 2.6 hereof, if any of the New API or any additional API ordered by and/or shipped to Purepac during the Initial Period or the Exclusivity Period (excluding such API that is ordered for shipment to Purepac during the sixty (60) day period prior to the end of the Exclusivity Period for Purepac's good faith intended use in the manufacture of Finished Products for sale or distribution after the Exclusivity Period), shall not have been processed into Finished Products and sold by Purepac or the Purepac Designees during the Exclusivity Period (including as a result of an event of force majeure), and orders for Product remain unfilled by ALO and by Teva for lack of adequate supply of Product, then the Final API Price for such API shall be the greater of: (i) $****/kg or (ii) **** percent (****%) of Purepac's Net Sales of the Finished Product which are the equivalent dosage form for such API (but in any event not exceeding $****/kg).

(d) The final payment for each shipment of the First API, the Second API, the New API and all other API ordered hereunder for the Exclusivity Period (the "Final Payment") shall be equal to (i) the applicable Final API Price less (ii) the amount of the First API Base Price, the Second API Base Price, the New API Base Price, or Other Base Price, as applicable, paid by Purepac for each such shipment of API. In no event shall the applicable Final API Price and therefore, any Final Payment, be less than the First API Base Price, the Second API Base Price, the New API Base Price, or the Other Base Price (for API purchased from Plantex for the Exclusivity Period), as applicable. Except as otherwise provided in Section 5.5(c) hereof, for Finished Product sold following the Exclusivity Period and containing API purchased from Plantex from and after the date that is sixty (60) days prior to the end of the Exclusivity Period, if the Final Payment due is less than the Other Base Price paid to Plantex by Purepac, then Plantex shall credit such difference against outstanding amounts due or to become due Plantex. If no further amounts are payable by Purepac to Plantex, then any remaining overpayment made by Purepac shall be refunded by Plantex.

(e) The Final Payment shall be payable on the 15th day of the beginning of each calendar quarter, calculated for the Net Sales of Finished Products sold during the preceding calendar quarter; provided that the first time such Final Payment shall be payable shall be on the later of sixty (60) days after the Launch Date or the 15th day of the calendar quarter following the Launch Date, at which time such Final Payment shall be calculated for cumulative Net Sales through the immediately preceding quarter end. Payment for Product pursuant to Sections 5.5 (a) or (b) hereof shall be made on the 15th day of the beginning of each calendar quarter calculated for the Net Sales of the applicable Products sold during the preceding calendar quarter.

(f) In addition to the foregoing provisions of this Section 5.5, in the event of the sale of Products containing API purchased by or on behalf of Purepac from third parties (as and to the extent permitted by the applicable provisions hereof), which Product is sold during the Exclusivity Period, Purepac shall pay to Plantex an amount equal to **** percent (****%) of net sales of such Products, which net sales shall be calculated in the same manner as Net Sales hereunder provided that the actual documented out of pocket cost of API paid to third parties by Purepac shall be deducted from the gross invoiced sales price for such Product. Payment of any such amount shall be made on the fifteen (15th) day of each calendar quarter for the net sales of such Products during the preceding calendar quarter.

The parties hereby acknowledge and agree that the foregoing percentages of Net Sales used to calculate Final API Price are subject to increase in accordance with the applicable provisions of the Waiver Agreement, and the parties agree to be bound by such provisions.

5.6 Subject to acceptance by Purepac of the API pursuant to Section 7.5 hereof, Purepac will pay Plantex for all other supplied quantities of the API, if any, other than as otherwise expressly set forth herein, within sixty (60) days after its receipt by Purepac.

5.7 All payments payable under this Section 5 will be by electronic transfer to an account designated in writing by Plantex. It is the parties' current understanding that there is no requirement under U.S. law that Purepac withhold any tax from any payment to Plantex. However, to the extent that such withholding is, or may subsequently be required by applicable law, the parties agree that Purepac may withhold such required tax from any payments to Plantex provided it first gives Plantex not less than fifteen (15) days prior written notice of its intention to so withhold and Plantex does not object to same. Purepac shall pay to the I.R.S. the amount of the tax so withheld and shall submit to Plantex documents evidencing such tax withholding and payment and shall cooperate reasonably with Plantex in providing such other documents or information as Plantex may reasonably require.

5.8 The parties acknowledge and agree that Purepac shall not be obligated for any payment payable hereunder with respect to any Batches which Purepac has delivered a timely Objection Notice, pursuant to Section 7.5 hereof. If it is determined in accordance with the provisions of this Agreement that Purepac improperly rejected any API then Purepac shall immediately pay Plantex for same.

5.9 Within one hundred and twenty (120) days after the expiration of the Exclusivity Period, the parties agree to allow for a "true-up" calculation of the deductions from gross invoiced sales price for Finished Product set forth in the definition of "Net Sales" in Section 1.1 hereof consistent with this Section. The "true-up" calculation shall be based on actual cash paid or credits issued for sales-related deductions, plus accruals for contractual obligations arising during the Exclusivity Period not yet paid, as so described in Section 1.1 hereof for the full payment period. The "true-up" calculations will be calculated on a first-in first-out accounting basis for purposes of calculating all charges incurred during the period. The difference between actual cash payments or credits issued to customers and accruals recorded for the sales deductions during the Exclusivity Period will be adjusted and settled in cash by the relevant Party within such one hundred and twenty (120) day period. In performing the true-up calculation (i) only actual chargebacks paid during the first two hundred and seventy (270) day period commencing with the Launch Date shall be included, but in any event such amount shall not exceed the amount of direct unit sale to wholesalers, and (ii) return allowances shall be excluded for purposes of this true-up and only those price protection credits or shelf stock allowances paid within ninety (90) days of the end of the Exclusivity Period shall be used. Further, to the extent any API is lost by Purepac during the conversion process and such loss is not attributable to its negligence, then an amount equal to the New API Base Price for such lost API up to an amount not to exceed **** percent (****%) of the API subject to the "true-up" shall be deducted from the given Final Payment.

5.10 Plantex hereby explicitly retains all rights and remedies as may be available at law or in equity, including as a secured party under the Uniform Commercial Code, which includes, without limitation, a purchase money security interest in all API sold to Purepac and the Purepac Designees by Plantex hereunder, and a right to all of Purepac's and the Purepac Designees's proceeds therefrom and Finished Products manufactured therefrom, until the applicable base purchase price for such API and any other charges payable to Plantex under this Agreement shall have been paid in full. Purepac (for itself and the Purepac Designees) authorizes Plantex to file any financing statements, and agrees to execute any documents as Plantex may reasonably request, in order to protect Plantex's security interest.

6. SHIPMENT OF API

Shipments of API by Plantex shall be made (a) C.I.P. Piscataway, New Jersey, or (b) such alternative locations as Purepac shall specify in its Purchase Orders (provided, however, Purepac shall pay to Plantex the difference in shipping and related costs between the site designated under subsection (a) and this subsection (b)).

7. QUALITY CONTROL AND PRODUCT ACCEPTANCE

7.1 Plantex shall use its best commercial efforts to ensure that all API supplied to Purepac under the terms of this Agreement will:

    conform in all respects to the Specification;

(b) be manufactured in conformity with cGMP;

(c) be of merchantable quality;

(d) conform with all applicable material requirements of any and all Marketing Authorizations granted for the Finished Products within the Territory; and

(e) meet any other material current pharmacopoeial or regulatory requirements of all relevant Regulatory Authorities in the Territory.

7.2 Plantex shall ensure that each Batch of API is labeled and each of the Batch numbers is applied to each such Batch, as required by the applicable Regulatory Authority and that each Batch of API delivered hereunder shall have a remaining shelf-life before retesting of at least twelve (12) months from the date of delivery to Purepac (or twelve (12) months from the date Plantex is prepared to make shipment, if delivery is delayed by Purepac). Plantex will ensure that a copy of the Certificate of Analysis with respect to each Batch of API supplied to Purepac (a) is faxed to Purepac prior to shipping such Batch to Purepac (confirmed by hard copies mailed to Purepac) and (b) accompanies each Batch. Plantex will also ensure that a copy of the HPLC chromatogram for the assay and measurement of impurity levels in the API and all other documentation reasonably required by Purepac shall be made available to Purepac upon request.

7.3 Plantex shall use its best commercial efforts to not ship any Batch to Purepac if such Batch does not conform in all respects to the Specification and does not meet all of the other requirements set forth in Section 7.1 hereof.

7.4 Plantex shall provide and maintain suitable storage and transport conditions for each Batch of API and shall provide Purepac with complete written instructions with respect to proper conditions for the transport and storage of API. Upon receipt of any Batch of API by Purepac from Plantex, Purepac shall provide and maintain suitable storage conditions therefor and shall comply with any written instructions provided by Plantex that are required by the DMF in respect of the transport and storage of API.

7.5 All shipments of API received by Purepac shall be deemed accepted unless Purepac notifies Plantex within ninety (90) days of receipt of the applicable Batch that it is unacceptable due to non-conformity of the applicable API to the Specification (an "Objection Notice"). To the extent practicable, prior to issuing an Objection Notice, Purepac shall discuss the results of its testing with Plantex in an effort to identify and resolve the causes for the out of Specification result.

7.6 In the case of latent defect, within thirty (30) days from the date that Purepac discovers or should have discovered such defect, Purepac shall notify Plantex, in writing, of any rejection of any such API (also, an "Objection Notice"), on the basis of (A) any non-compliance with the Specification or (B) failure of any such shipment to conform with any warranty set forth in Section 7.1 hereof; provided, however, that to the extent practicable, prior to issuing an Objection Notice, Purepac shall discuss the results of its testing with Plantex in an effort to identify and resolve the causes for the out of Specification result.

7.7 Any Objection Notice shall state in reasonable detail (sufficient to enable Plantex to identify the nature of the problem for tests or studies to be conducted by or on its behalf or to dispute the same) the reason why Purepac believes the API may not be acceptable to Purepac. Purepac shall, within five (5) business days of its receipt of a request by Plantex for samples of rejected API, provide samples of the API being rejected, if appropriate, and copies of written reports relating to tests, studies or investigations performed to date by or on behalf of Purepac on the API being rejected. If Purepac and Plantex fail to agree within five (5) business days after Plantex's notice to Purepac as to whether any API identified in the Objection Notice deviates from the Specification to any extent, or breaches a warranty set forth in Section 7.1 hereof, representative samples of the batch of the API in question shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review. If such laboratory needs to be qualified, then Purepac and Plantex will equally share the cost and expense of the qualification. The results of such evaluation shall be binding upon the parties. If Plantex and Purepac determine by agreement or if such evaluation certifies that Purepac properly rejected the API, Purepac may validly reject the API in the manner contemplated by Sections 7.5 or 7.6 hereof. The party that is determined to have been incorrect in its determination of whether the API should be rejected shall pay the costs of any such evaluation. Should the fees associated with the work conducted by the independent laboratory or consultant be due up front, Purepac and Plantex shall each pay fifty percent (50%) of such upfront fees; provided, that if it is determined by the independent laboratory or consultant that either party shall have been incorrect in its determination, such party shall reimburse the other party for such fifty percent (50%) of fees.

7.8 If Purepac gives an Objection Notice to Plantex under Sections 7.5 or 7.6 hereof, and Plantex agrees with same or the Objection Notice is determined to be valid pursuant to Section 7.7 hereof , then Plantex shall only be obligated to provide Purepac, free of charge, with replacement API within forty-five (45) days after such Objection Notice. Plantex may, at its sole cost, reclaim the rejected API within sixty (60) days of Purepac's Objection Notice (and Purepac shall cooperate with such reclamation). If Plantex does not reclaim the rejected API, Purepac shall destroy it upon the request of Plantex. If Plantex does reclaim the rejected API, it will not re-supply to Purepac that API or any part thereof or a refined or altered form of the API without the prior written consent of Purepac, which consent will not be unreasonably withheld. For the sake of clarification, Plantex shall have no obligation to Purepac in respect of API failing to meet Specification to the extent such failure arises out of an act or omission of Purepac, a Purepac Designee and/or their respective representatives.

7.9 Despite anything else in this Agreement, the following shall apply with regard to **** specification of **** to **** within the Specification (the "**** Specification"): (A) Purepac shall be entitled to reject any API that contains less than **** of **** as determined by the Purepac **** Test, by issuance of a timely Objection Notice in accordance with the provisions of Section 7.5 hereof; (B) if Purepac so rejects any such API, then the provisions of Sections 7.7 and 7.8 hereof shall apply as the sole and exclusive remedies available to Purepac and its Affiliates with respect to such API, provided, however, that if Plantex is unable to replace such API as soon as practicable, then until such replacement the appropriate provisions of Section 2.4(b) shall apply with regard to the supply of any further API by Plantex to Teva USA or any third party (as the case may be); and (C) Plantex shall have no liability to Purepac or any of its Affiliates for delivering API that fails to meet the Purepac **** Test beyond its obligations under the foregoing subsection (B) unless such API also fails to meet the Plantex **** test as set forth in Schedule C hereto due to the gross negligence or willful misconduct of Plantex, in which case, subject to Section 11.4 hereof, Purepac shall be entitled to the same remedies under this Agreement as it would have had for any other failure by Plantex to meet the Specifications and timely deliver such API to Purepac (subject again, for clarity, to Section 11.4 below).

7.10 Upon the (a) reasonable request of Purepac (as consented to by Plantex, which consent shall not be unreasonably withheld) or (b) request of a Regulatory Authority, Plantex shall change the Specification to that specified in such request. In the event that such change in the Specification shall result in an increase of **** percent (****%) or more of Plantex's (or its Affiliates') direct cost of manufacture of API, the parties shall meet and negotiate in good faith to adjust the price of API.

7.11 Subject to the provisions of Section 7.10(b) hereof, before the earlier of (i) December 31, 2004 and (ii) the date Purepac receives final approval from the FDA for the Tablet Products, Plantex shall not change:

(a) the Specification;

(b) the manufacturing process of the API or the site of the manufacture of the API;

(c) the process of testing the API or the site at which the API is tested; or

(d) the materials from which the API is derived

without Purepac's prior written consent, which consent shall not be unreasonably withheld. Thereafter, to the extent that any such change has a material adverse effect on the regulatory status or timing of the ANDA, or the Litigation, it will notify Purepac of any such change in writing not later than thirty (30) days prior to the intended change.

8. PRODUCT COMPLAINTS AND RECALLS

8.1 During the term of this Agreement, Plantex will assist Purepac with any necessary investigation arising from product complaints or Adverse Drug Events relating to the Finished Products. Such assistance shall include Plantex's re-testing the API at the reasonable request of Purepac and forwarding the results of such testing to Purepac as soon as reasonably possible. Plantex may charge Purepac for reasonable costs incurred related to this assistance, including but not limited to travel expenses and re-testing lab time.

8.2 Each party shall notify the other party of any regulatory action taken by a Regulatory Authority concerning the safety of the API within two (2) days of the action being taken and will provide the other party with complete information concerning that action. In addition, each party will notify the other of any action taken anywhere concerning the safety of any Finished Product produced with the API, promptly upon becoming aware of the action being taken.

8.3 In the event of a voluntary or mandatory recall of a quantity of the Finished Product which is materially attributable to the API purchased from Plantex or which results from any negligent act or omission of Plantex, Plantex agrees that it will assume all risk of loss and will indemnify and hold Purepac and its Affiliates harmless from any and all loss (except incidental or consequential loss, such as, for example, loss of business or of profits), liability, damage, claim, cost and expense (including, without limitation, reasonable attorney's fees and liabilities for personal injury suffered by any person) (collectively, "Loss") directly or indirectly arising from or incidental to any such recall of Finished Product, less any insurance recoveries paid to Purepac or its Affiliates.

8.4 In the event of a voluntary or mandatory recall of a quantity of the Finished Product which is not materially attributable to the API or which has not resulted from any negligent act or omission of Plantex, Purepac agrees that it will assume all risk of loss and will indemnify and hold Plantex and its Affiliates harmless from any and all Loss directly or indirectly arising from or incidental to any such recall of Finished Product.

8.5 In addition to the obligations set forth in Sections 8.2, 8.3 and 8.4 hereof, each party will disclose to the other party all regulatory notices or recalls which relate to the API within seven (7) days of receipt of such notice or knowledge of such recall.

9. THE LITIGATION

9.1 Purepac has reviewed with patent legal counsel certain patent issues surrounding the manufacture and marketing of Finished Products in the Territory and, in particular, claims made by Pfizer, Inc. in the Litigation. Based upon such review and advice from such patent legal counsel, Purepac believes, in good faith, that its current plans to develop and market Finished Products using API will not violate any validly claimed right of any third party, including, without limitation, those claimed by Pfizer, Inc. in the Litigation.

9.2 While Purepac shall manage the Litigation, (excluding, however, any claims against Plantex or any of its Affiliates), it shall reasonably cooperate with Plantex in the management of the Litigation. The mutual consent of Purepac and Plantex shall be required in order to accept any proposed settlement with Pfizer, Inc. with regard to any claims under or in connection with the Litigation against Purepac or its Affiliates, such consent not to be unreasonably withheld. Notwithstanding the foregoing to the contrary, if Purepac so desires to enter into a settlement of the Litigation, pursuant to which Purepac (or any of its Affiliates) becomes an authorized distributor in the Territory of an Authorized Generic Product launched in the Territory on or before ****, based upon API or product that is manufactured or supplied by Pfizer, Inc. or its designee, Purepac shall have the right to do same without the consent of Plantex or its Affiliates and, in such event, Purepac agrees to share any net profits earned directly or indirectly by Purepac and its Affiliates from the distribution of such Authorized Generic Product (whether or not Plantex supplies the API used in the manufacture of such generic product) in the ratio of **** percent (****%) of the net profits to Purepac and **** percent (****%) of the net profits to Plantex. Furthermore, in the event of such a settlement the supply rights and purchase obligations available to Purepac hereunder shall terminate but Purepac's obligation to purchase the remainder of New API, and any other API under then outstanding Purchase Orders, shall remain in full force and effect unless Plantex in its sole and absolute discretion desires to cancel same.

(a) For the purposes of this Section 9.2, "net profits" shall mean the difference between the net sales and the aggregate cost of goods with respect to such product manufactured, distributed or marketed by Purepac or its Affiliates; including, without limitation, any amounts paid by Purepac to Pfizer, Inc. as a royalty on sales of such product, "net sales" and "cost of goods" will be calculated by Purepac or its Affiliates in accordance with GAAP, using the same methodology that Purepac or its Affiliates utilizes for its calculation of net profits and cost of goods with respect to its other generic products.

(b) Any payments to Plantex pursuant to this Section 9.2 will be made on an annual basis within ninety (90) days after the end of Purepac's fiscal year end and will be accompanied by an annual net profit statement detailing the net profits actually received and collected by Purepac (and/or its Affiliates) during the prior fiscal year in respect of the commercial sale and distribution of the generic version of Neurontin® and the related amount of such net profits due to Plantex (the "Annual Net Profit Statement").

10. INTELLECTUAL PROPERTY

10.1 In the event of either party becoming aware of any third party Intellectual Property Right (other than the rights claimed by Pfizer, Inc. in the Litigation), which may be potentially infringed by the storage, use or sale of the API in the Territory, or receiving a notice alleging any such infringement, that party shall immediately notify the other party. The parties shall consult and co-operate with each other on what action should be taken and subject to the provisions of Sections 10.2 and 10.3 hereof, each party will be at liberty to determine in its sole discretion its conduct in relation to the possible or alleged infringement.

10.2 Notwithstanding the provisions of Section 10.1 hereof, the parties agree that neither party shall take or omit to take any step in relation to any potential or alleged infringement which may materially affect Plantex's sale of API or Purepac's sales of any of the Finished Products in the Territory or any other rights of either party under this Agreement, without first receiving the written consent of the other party (which consent shall not be unreasonably withheld).

10.3 Plantex, upon receiving any written request from Purepac (and at Purepac's reasonable expense) to do so, shall promptly provide Purepac with reasonable access to information about, and personnel knowledgeable of the API, its formulation, use and process of manufacture to enable Purepac to:

(a) ascertain whether the storage, use, promotion, sale or other distribution of the API or the Finished Products in the Territory will infringe any existing patent or other third party Intellectual Property Rights;

(b) determine its conduct in relation to any proceedings alleging infringement of a patent or other third party Intellectual Property Right in the Territory; and

(c) subject to the provisions of Section 10.4 hereof, provide witnesses or documentation from Plantex in any proceedings alleging infringement of a patent or other third party Intellectual Property Right in the Territory, including the Litigation.

Plantex warrants that, to the best of its knowledge, any information disclosed to Purepac pursuant to this Section 10.3 will be a full and accurate disclosure and that Plantex will not withhold any information in its possession which might materially reduce Purepac's ability to make a determination referred to in this Section 10.3. The parties acknowledge that the foregoing shall not be deemed to be a license (implied or otherwise) in or to either party's patents or other Intellectual Property Rights.

10.4 Promptly following the signature of this Agreement the parties shall enter into a Joint Defense Agreement containing customary terms and conditions for the purpose of, inter alia, preserving confidentiality and any applicable privilege attaching to information and data exchanged by the parties under and pursuant to this Agreement.

11. WARRANTIES

11.1 Purepac hereby represents and warrants to Plantex that:

(a) it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

(b) it is not aware of any legal, contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder;

(c) subject to the provisions of Section 9.1 hereof, to the best of Purepac's knowledge, the manufacture and distribution of any of the Finished Product shall not violate any use or formulation patents of any third party in the Territory, including, without limitation the rights alleged by Pfizer, Inc. in the Litigation; and

(d) it now has, and all times during the term of this Agreement shall maintain, insurance coverage on its inventory of API and Finished Products in such dollar amount and with such insurers as are reasonably satisfactory to Plantex (with Plantex named an additional insured under such policies of insurance).

11.2 Plantex hereby represents and warrants to Purepac that:

(a) it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

(b) it is not aware of any legal, contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder;

(c) subject to the provisions of Section 9 hereof, to the best of Plantex's knowledge:

(1) the manufacture, importation, and sale to Purepac of any API provided by Plantex to Purepac hereunder; and

(2) the use by Purepac in the Finished Products, of any such API shall not violate the process patent of any third party in the Territory; and

(d) all API shipped to Purepac pursuant to this Agreement shall (i) meet the applicable Specification at the time of shipment, (ii) be manufactured in a plant which meets the requirements of the FDA, including, without limitation, conformance with cGMP, (iii) be safe and efficacious raw material intended for use in a product manufactured for human therapeutic use and (iv) be stored and handled by Plantex at all times in the proper manner and suitable conditions for such API.

11.3 No representations or warranties whatsoever, other than the express representations and warranties set forth in Section 11.2 hereof, are made by Plantex, and except to the extent to the foregoing, Plantex hereby, DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE API AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTY OF MERCHANTABILITY, USAGE OR FITNESS FOR ANY PARTICULAR PURPOSE.

11.4 Notwithstanding anything contained in this Agreement to the contrary, in order to clarify Plantex's liabilities associated with the **** Specifications, the Parties hereby understand and agree as follows:

(i) the **** Specification, and any determinations made with regard to the **** Specification shall have no bearing whatsoever on (a) the contribution or indemnification obligations of Teva under this Agreement or the Waiver Agreement, or (b) the contribution or indemnification obligations of Purepac and ALO under this Agreement and the Waiver Agreement, respectively; and

(ii) under no circumstances shall Plantex or its Affiliates have any liability (including any indemnification obligations under this Agreement or the Waiver Agreement) for or arising out of, the infringement of any third party patents based upon any breach of any representation or warranty under this Agreement for any failure of Plantex to deliver API that meets the **** Specification and, Plantex shall have no liability for any API delivered hereunder to meet the **** Specification except pursuant to Section 7.9 above.

12. INDEMNIFICATIONS

12.1 Purepac agrees to indemnify Plantex against and hold Plantex and Plantex's Affiliates harmless from, any and all Loss payable to third parties, arising from or in connection with:

(a) any material breach of the warranties by Purepac hereunder;

(b) any other material misrepresentation or material breach of this Agreement by Purepac;

(c) subject to the application of the applicable indemnity and contribution provisions as provided for under the Waiver Agreement with respect to the 482 Action (as defined thereunder), any suit, claim or proceeding brought against Plantex or its Affiliates based on any claim that Plantex's or its Affiliates' activities with respect to the API or any Finished Product constitute an act of infringement of the use or formulation patents of any third party in the Territory, including without limitation, the rights alleged by Pfizer, Inc. in the Litigation; or

(d) any other willful act or omission of Purepac or Purepac Designees in connection with the sale of Finished Products or of Purepac or its Affiliates in connection with the manufacture, and Purepac or the Purepac Designees in connection with the marketing, of any of the Finished Products.

12.2 Plantex hereby agrees to indemnify and hold Purepac and Purepac's Affiliates harmless from any and all Loss payable to third parties, arising from or in connection with:

(a) any material breach of the warranties by Plantex hereunder;

(b) any other material misrepresentation or material breach of this Agreement by Plantex;

(c) any express written claim made by Plantex or its Affiliates (except to the extent that such claim has been approved by the Regulatory Authority or authorized by Purepac) as to the efficacy or safety of API or the use to be made by any purchaser of API;

(d) subject to the application of the applicable indemnity and contribution provisions as provided for under the Waiver Agreement, any suit, claim or proceeding brought against Purepac in the Territory based on any claim that Purepac's activities with respect to the API purchased from Plantex or any Finished Product constitute an infringement of any process patent of any third party in the Territory; or

(e) any other willful act or omission of Plantex or its Affiliates in connection with the manufacture and sale of API to Purepac or its Affiliates, subject however to the limitations otherwise provided for in this Agreement.

12.3 If Purepac or any of its Affiliates or Plantex or any of its Affiliates (in each case an "Indemnified Party") receives any written claim that it believes is the subject of indemnity hereunder by Plantex or Purepac, as the case may be, (in each case as "Indemnifying Party"), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, including full particulars of such claim to the extent known to the Indemnified Party; provided, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified party, absent the demonstrated prejudice to the Indemnifying Party caused by such delay. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and at the cost of the Indemnifying Party. If the Indemnifying Party does not so assume the defense of such claim or, having done so, does not diligently pursue such defense, the Indemnified Party may assume such defense, with counsel of its choice, but for the account of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be for the account of the Indemnified Party.

12.4 The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party.

12.5 No such claims shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying party.

13. CONFIDENTIALITY

13.1 Each of the parties agrees that (a) it will not disclose any Confidential Information of the other party that it may acquire at any time during the term of this Agreement without the prior written consent of such party; (b) it will not make use of any Confidential Information of the other party for any purpose other than for the purposes set forth in, or in furtherance of the transactions contemplated by, this Agreement and it will use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such Confidential Information including requiring its employees, consultants or agents to enter into similar confidentiality agreements in relation to such Confidential Information.

13.2 Subject to the following sentence, all Confidential Information whether in permanent or magnetic/computer disk form or any other form will be returned to the party who disclosed the Confidential Information within thirty (30) days of the termination of the Agreement. Each party's legal representative may retain one copy of such Confidential Information solely for the purpose of determining the scope of that party's obligations under this Agreement.

14. AUDITS

14.1 Purepac or its authorized representative shall have the right, at its own cost, to visit Plantex's facility during regular business hours (not more than once during any calendar year of this Agreement) provided Purepac gives fourteen (14) days prior written notice to Plantex. During any such visit, Purepac's representatives shall have the right (a) to inspect that portion of the manufacturing facilities related to the manufacture of API, (b) to inspect quality control procedures impacting API, (c) to audit any records and reports pertinent to the development, manufacturing, disposition or transport of API to ensure that Plantex complies with all applicable regulations for the production of API, including, without limitation, compliance with applicable cGMP.

14.2 Purepac shall keep complete and accurate records and books of account containing all information required for the computation and verification of any amounts payable to Plantex hereunder.

14.3 Plantex shall have the right, no more than once annually, upon written notice delivered to Purepac within sixty (60) days of its receipt of the Annual Net Profit Statement, and at its own cost, during regular business hours, to have an independent professionally qualified auditor, reasonably approved by Purepac, audit Purepac's records relative to Purepac's cost of goods, Net Sales, net profits, and the calculation and determination of the payments to Plantex set forth in Section 9.2 hereof.

14.4 Plantex shall have the right, upon written notice delivered to Purepac within ninety (90) days of its receipt of any share of any net proceeds of any settlement of the Litigation, pursuant to Section 9.2 hereof, at its own cost, during regular business hours, to have an independent professionally qualified auditor, reasonably approved by Purepac, audit Purepac's records relative to Purepac's calculation of net proceeds set forth in Section 9.2 hereof.

14.5 Purepac agrees that at the request of Plantex, Plantex shall have the right to have an independent professionally qualified auditor, reasonably approved by Purepac, have access upon reasonable notice and during ordinary working hours (not more than once during the Exclusivity Period and not more than once following "true-up" under Section 5.9 hereof) to such records as may be necessary to audit any payment to Plantex hereunder. In the event that any such inspection reveals a deficiency in excess of five percent (5%), Purepac shall promptly pay to Plantex, the deficiency, plus interest thereon at the prime rate (as reported in The Wall Street Journal) per annum, and shall reimburse Plantex for the reasonable and documented fees and expenses paid to such auditor.

14.6 In the event of an audit by any Regulatory Authority relating to the subject matter of this Agreement, Plantex and Purepac each shall supply the other with a copy of any report received from such Regulatory Authority and shall use its best efforts to provide such Regulatory Authority with a prompt, accurate and complete response to any deficiencies noted during the audit. Both parties agree that they shall use their best efforts to promptly address, and if necessary correct, any and all such deficiencies to the satisfaction of such Regulatory Authority.

15. RELATIONSHIP OF PLANTEX AND PUREPAC

15.1 The relationship between Plantex and Purepac that is created by this Agreement shall be that of vendor and purchaser, and not that of a partnership, principal and agent, or joint or co-venturers. In the performance of this Agreement, Purepac shall have no authority to assume or create any obligation or responsibility, either expressed or implied, on behalf of or in the name of Plantex, or to bind Plantex or its Affiliates in any manner whatsoever and Plantex shall have no authority to assume or create any obligation or responsibility, either express or implied, on behalf of or in the name of Purepac or to bind Purepac or its Affiliates in any manner whatsoever. Each party shall indemnify the other party for any claim asserted by any third party that the acts of such party or any of its Affiliates created any obligation or responsibility of the other party other than as expressly set forth in this Section.

15.2 Neither party shall use, or permit anyone under its control to use the other's name in the promotion of its business or the offer for sale of any goods and neither party shall package or label any goods in a manner that the other party might reasonably consider to be imitative of any goods sold by such party.

15.3 Any and all press releases, publicity or other form of public written disclosures relating to this Agreement or the transactions arising hereunder shall be mutually agreed to by the parties (the consent of a party not to be unreasonable withheld or unduly delayed and in any event a party shall respond within two (2) business days of receiving a request, failing which it shall be deemed to have consented) including, if applicable, the time of release of such public written disclosures as well as the content of such public written disclosures. For releases or announcements required by applicable law, the party making the release or announcement shall, before making any such release or announcement, afford the other party a reasonable opportunity to review and comment. Any copy of this Agreement to be filed with the Securities and Exchange Commission or any other Governmental Entity shall be redacted to the fullest extent permitted by applicable law and to the reasonable satisfaction of the parties; provided, however, in the event that the Securities and Exchange Commission or other Governmental Entity, as applicable, objects to the redaction of any portion of this Agreement after the initial submission, the filing party shall inform the other party of the objections and shall in good faith respond to the objections in an effort to limit the disclosure required by the Securities and Exchange Commission or Governmental Entity, as applicable.

16. TERM AND TERMINATION

16.1 This Agreement shall be for an initial term commencing as of the date of this Agreement and continuing until the 5th anniversary of the Launch Date. This Agreement will be automatically renewed for further consecutive three (3)-year terms unless either party shall provide the other with written notice of its intent not to renew the Agreement, given not less than six (6) months prior to the expiration of the initial term or any renewal term then in effect; provided however, that delivering such notice of intent not to renew shall not affect any of the other substantive rights or obligations of the parties hereunder accrued or arising during the remainder of the initial or renewal term (as the case may be).

16.2 This Agreement may be terminated:

(a) pursuant to the provisions of Section 16.1;

(b) by notice in writing by either party if the other party shall default in the performance of any of its other material obligations under this Agreement and such default shall continue for a period of not less than thirty (30) days after written notice specifying such default shall have been given; provided, however, that if such default is not capable of being cured within such thirty (30) day period but the party in default initiates and diligently continues good faith efforts to cure such default, such thirty (30) day period shall be extended to ninety (90) days;

(c) by either party if the other party makes an arrangement with its creditors or goes into bankruptcy, receivership or liquidation, or if a receiver or a receiver and manager is appointed in respect of the whole or a major part of the property or business of the party in default;

(d) by Purepac in the event that API supplied by Plantex shall fail to meet Specification with sufficient frequency (and following written notice thereof to Plantex after each such failure) that Purepac's ability to maintain or acquire market share for the Finished Product is materially impacted;

(e) by either party if a major part of the assets or all of the assets of the other party are disposed of or acquired by a third party; or

(f) by a party if it has been notified by the other party of circumstances constituting force majeure, as set forth in Section 17 hereof and that such force majeure continues for a consecutive period of six (6) months.

Any obligation of Plantex to supply API or of Purepac to make payments to Plantex which accrued prior to the expiration or termination of this Agreement shall survive such expiration or termination.

16.3 Thirty (30) days prior to the effective date of termination or expiration of this Agreement, the right of Purepac to place orders for API with Plantex shall cease.

16.4 Immediately upon termination or expiration of this Agreement, Purepac shall have the right and obligation to accept any API in transit or subject to an accepted Purchase Order.

16.5 The obligations undertaken by each party under Sections 8, 9, 10, 12, 13, 14, 18 and 19 shall continue in force for a period of five (5) years following the termination or expiration of this Agreement.

17. FORCE MAJEURE

Neither party shall be liable or be in breach of any provision of this Agreement for any failure or delay on its part to perform any obligation (other than the payment of money) where such failure or delay has been occasioned by any act of God, war, riot, fire, explosion, flood, sabotage, unavailability of fuel, labor, containers or transportation facilities, accidents of navigation or breakdown or damage of vessels or other conveyances for air land or sea, other impediments or hindrances to transportation, government intervention (other than that of duly-authorized Regulatory Authority), strikes or other labor disturbances or any other cause beyond the control of the parties. The party subject to force majeure will take all reasonable steps within its power to resolve the circumstances constituting force majeure as soon as possible. Subject to Section 16.2(f) hereof, the time for performance of that obligation and any consequential obligation will be extended accordingly.

18. TEVA API PATENT RIGHTS AND DAMAGES

18.1 If and only to the extent that Purepac is entitled under this Agreement to purchase API from a third party as a result of a deficiency under Section 2.3 hereof, or termination of this Agreement pursuant to Sections 16.2(b) or Section 16.2(d) hereof, then Plantex hereby covenants that neither it, Teva nor any of their Affiliates shall take any action to enforce patents pertinent to the API or resulting Products with regard to only the specific quantity of API that equals such deficiency so purchased by Purepac and the Products containing such quantity of deficiency API sold by Purepac or the Purepac Designees. The foregoing limited forbearance by Plantex and its Affiliates to enforce its patent for such deficiency API or resulting Products shall not be considered a license, implied or otherwise, of such patent or any other Intellectual Property Rights, or waiver of rights with regard to any other circumstances.

18.2 Except to the extent provided for in connection with the indemnification obligations under Sections 8.3, 8.4, 12.1 and 12.2 hereof with respect to only those amounts payable by an Indemnified Party to third parties, neither party shall be liable to the other hereunder for special, indirect, incidental, or consequential damages, whether in contract, warranty, negligence, tort, strict liability or otherwise.

19. NOTICES

Notices provided under this Agreement to be given or served by either party on the other shall be given in writing and served personally or by prepaid registered airmail post or by express mail or by means of facsimile to the following respective addresses or to such other addresses as the parties may hereafter advise each other in writing. It being agreed and understood by the parties that any such notice shall be deemed given and served the day of receipt if served personally, the day of a confirmed facsimile transmission, or a date three (3) days after the date of express mail or mail by courier.

To Plantex:

Plantex U.S.A., Inc.
2 University Plaza, Suite 305

Hackensack, NJ 07601

Attention: President

Fax: 201/343-3833

with a copy to:

General Counsel

1090 Horsham Road

North Wales, PA 19454

Fax: (215) 591-8813

To Purepac:

Alpharma, Inc.

14 Commerce Drive

Suite 301

Cranford, NJ 07016

Attn: President, Global Human Pharmaceuticals

Telephone: 908-653-8114

Fax: 908-653-8110

With a copy to:

Alpharma, Inc.

One Executive Drive

Fort Lee, NJ 07024

Attention: Chief Legal Officer

Telephone: 201-228-5022

Fax: 201-592-1481

20. EXECUTION OF ALL NECESSARY ADDITIONAL DOCUMENTS

Each party agrees that it will forthwith upon the request of the other party execute and deliver all such instruments and agreements and will take all such other actions as the other party may reasonably request from time to time in order to effectuate the provision and purposes of this Agreement.

21. WAIVER

The failure of either of the parties to insist upon a strict performance of any other terms and provisions herein shall not be deemed a waiver of any subsequent breach of default in the terms or provisions of this Agreement.

22. ASSIGNMENT AND AMENDMENT

22.1 Other than an assignment by either party to any of its Affiliates, neither this Agreement nor any rights arising hereunder shall be assigned by one party without the prior written consent of the other and then only upon approval of the other party and acceptance of such assignment in written form approved by such party, which approval shall not be unreasonably withheld. In the event of an assignment by either party to its Affiliate as permitted hereunder, the assigning party shall not be released from its obligations hereunder and shall guarantee the full performance by such Affiliate of such obligations. This Agreement shall inure to the benefit of, and shall be binding upon, each of the parties hereto and their respective successors and permitted assigns.

22.2 No amendment hereof shall be binding unless made in writing and signed by the parties hereto.

23. ENTIRE AGREEMENT

This Agreement hereby amends and restates the Original Agreement between the parties and shall entirely supercede the Original Agreement. Each party, on behalf of itself and its officers, directors, employees, investors, insurers, shareholders, administrators, predecessor and successor corporations, Affiliates , agents, and assigns, hereby fully and forever releases, acquits and discharges the other party, and its officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, Affiliates, agents, and assigns, of and from any claim, damages, demands, or cause of action, known or unknown, that accrued under the Original Agreement prior to the date of this Agreement or that could have been asserted by a party under the Original Agreement on account of the other party's action (or inaction) prior to the date of the execution of this Agreement. The foregoing release does not extend to any prospective obligations incurred under this Agreement or any liabilities that may accrue for breaches thereof. This Agreement, and to the extent applicable, the Waiver Agreement, incorporates the entire understanding of the parties with respect to the subject matter hereof and revokes and supersedes any and all agreements, contracts, understandings or arrangements that might have existed heretofore between the parties regarding the subject matter hereof (including, without limitation, the Original Agreement).

24. GOVERNING LAW AND JURISDICTION

This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York, excluding such state's rules relating to conflicts of laws, and its form, execution, validity, construction and effect shall be determined in accordance with such internal laws. Each of Purepac and Plantex hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Federal Courts of the Southern District of New York or the state courts of the Supreme Court, New York County, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the Southern District of the State of New York or the United States of America, in each case located in the New York County, hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum..

25. SEVERABILITY

If any term or provision of this Agreement shall be held invalid or unenforceable, the remaining terms hereof shall not be affected, but shall be valid and enforced to the fullest extent permitted by law.

26. COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument. This Agreement may be delivered by facsimile transmission and receipt of facsimile copy of any party's signature shall be considered to be receipt of an original copy thereof; provided that any party executing this Agreement by facsimile shall, as soon as practicable following execution of this Agreement, provide an originally executed counterpart of this Agreement to the other party.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.

PUREPAC PHARMACEUTICAL CO.

By: /s/ Frederick J. Lynch
Title: President

PLANTEX USA INC.

By: /s/ George Svokos

By: /s/ Richard Egosi